                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-110389) and related Prospectus of Art Technology Group, Inc. for the registration of $50,000,000 of its common stock, preferred stock and warrants to purchase its common stock or preferred stock and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements of Art Technology Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Boston, Massachusetts
July 12, 2004